Shareholder meeting results
(unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:


			Votes for	Votes withheld
Ravi Akhoury		15,769,832	779,736
Jameson A. Baxter	15,817,814	731,754
Charles B. Curtis	15,801,767	747,801
Robert J. Darretta	15,813,705	735,863
Myra R. Drucker		15,819,532	730,036
John A. Hill		15,790,448	759,120
Paul L. Joskow		15,810,940	738,628
Elizabeth T. Kennan	15,755,552	794,016
Kenneth R. Leibler	15,802,300	747,268
Robert E. Patterson	15,796,499	753,069
George Putnam, III	15,797,872	751,696
Robert L. Reynolds	15,810,306	739,262
W. Thomas Stephens	15,798,705	750,863
Richard B. Worley	15,806,707	742,861

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes		Abstentions	Broker
for		against				non-votes
11,477,683	512,090		460,851		4,098,944

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was approved as follows:

Votes		Votes		Abstentions	Broker
for		against				non-votes
11,437,231	678,575		334,819		4,098,943

A proposal to amend the fundamental investment restrictions with respect to the acquisition of voting shares was approved as follows:

Votes		Votes		Abstentions	Broker
for		against				non-votes
11,498,319	612,527		339,778		4,098,944

A proposal to amend the fundamental investment restrictions with respect to borrowing was approved as follows:

Votes		Votes		Abstentions	Broker
for		against				non-votes
11,143,612	967,878		339,135		4,098,943

A proposal to amend the fundamental investment restrictions with respect to making loans was approved as follows:

Votes		Votes		Abstentions	Broker
for		against				non-votes
11,177,301	942,538		330,785		4,098,944

All tabulations are rounded to the nearest whole number.